Exhibit 99.1

IHEARTMEDIA, INC. REPORTS
RESULTS FOR 2020 FIRST QUARTER

San Antonio, TX, May 7, 2020 – iHeartMedia, Inc. (Nasdaq: IHRT) today reported financial results for the quarter ended March 31, 2020.
Financial Highlights

▪	Strong financial performance in January and February was followed by a sharp decline in revenue in March resulting from the effects of the coronavirus ("COVID-19") pandemic.

▪	Continued audience and revenue growth in podcasting and digital

▪	Strong liquidity position and resilient capital structure:

–	Cash balance of $646.8 million as of March 31, 2020

–	Over 90% of long-term debt maturing in 2026 or later

–	Favorable debt terms: no maintenance covenants for Term Loan Facility or Senior Secured Notes

–
Analyzed three COVID-19 scenarios: (i) recovery beginning in Q3; (ii) recovering beginning in Q4 and (iii)  prolonged recession in 2021; under all scenarios we project that we will have sufficient liquidity

▪	Total direct operating expense savings in 2020 are expected to be approximately $250 million

–	Modernization initiatives continue: anticipating $100 million in run-rate savings by 2021 with approximately $50 million run-rate achieved in 2020

–	New cost-saving actions: anticipating an additional $200 million in operating expense savings achieved in 2020

▪	New capital expenditure actions: reducing capital expenditures by expected $80 million in 2020

▪	CARES Act free cash flow benefit: estimating approximately $100 million reduction in tax-related cash payments in 2020

First Quarter

▪	Revenue of $780.6 million, down 1.9% year-over-year driven by effects of the COVID-19 pandemic; excluding political revenue[1], revenue decreased 4.8%

–	Digital revenue increased 22.2% year-over-year led by an 80% increase in podcasting revenue

▪	GAAP Operating loss of $1,730.8 million, driven primarily by non-cash impairment charges

–
Impairment charges reduce intangible asset and goodwill book values established in May 2019 upon required application of fresh start accounting where the macroenvironment was significantly different than today

–	Impairment charges reflect assumptions regarding potential future adverse effects caused by the COVID-19 pandemic

▪	Adjusted EBITDA[1] of $140.3 million, down 10.6% year-over-year

▪	Cash flows provided by operating activities from continuing operations of $91.5 million, a decrease of $45.1 million or 33.0%

▪	Free cash flow[1] from continuing operations of $69.9 million, a decrease of $43.8 million or 38.6%

1 See Supplemental Disclosure Regarding Non-GAAP Financial Information.

Statement from Senior Management

“As America’s #1 audio company, with unparalleled reach both nationally and locally, we play a critically important role in providing companionship, connection and key information to all the communities we serve, and we are incredibly proud of our employees’ commitment to that mission in response to the COVID-19 pandemic,” said Bob Pittman, Chairman and Chief Executive Officer of iHeartMedia, Inc. “Although businesses and brands across the country have been impacted, we are working closely with them on their marketing needs and are focused on helping them generate the consumer demand to reopen or ramp up.  Our multiplatform offering, our unparalleled reach and our unique data and analytics position us well to benefit as a company from this returning advertising demand.”
“Given the current economic environment, iHeart has taken actions that we believe expand the Company’s financial flexibility and provide sufficient liquidity to operate effectively even in an extended period of economic weakness,” said Rich Bressler, iHeartMedia, Inc. President, Chief Operating Officer and Chief Financial Officer. “We believe that iHeart's fundamentally strong free cash-generation model, substantial current cash balances, incremental benefits from our cost savings initiatives, and flexible capital structure will enable us to build effectively on our audio market leadership and position us favorably to capitalize on the eventual recovery in advertising demand.  With our experienced management team and our unparalleled assets, we are confident in our business and continue our focus on driving shareholder value.”

Consolidated Results of Operations
First Quarter 2020 Results
The Company’s results for the first quarter of 2020 were significantly and negatively impacted by the COVID-19 pandemic. In the first quarter of 2020, total company revenue was down 1.9% year-over-year on a reported basis and excluding the impact of political revenue, total company revenue declined 4.8%. In our traditional radio business, broadcast revenue declined by 5.2% on a reported basis and declined 8.3% excluding the impact of political revenue, while Networks declined 2.6% year-over-year. Revenue from Sponsorship and Events also decreased by $10.4 million, primarily as a result of the postponement or cancellations of events in response to the COVID-19 pandemic. These decreases were driven by the effects of COVID-19, which began to unfold into a global pandemic in early March, resulting in a significant economic downturn as a result of the shut-down of non-essential businesses and work-from-home orders. Although revenue growth was strong in the first two months of 2020 compared to the same period of 2019, March revenue declined sharply primarily as a result of a decrease in broadcast radio advertising spend. Our Digital revenue stream grew 22.2%, led by continued growth in podcasting, which increased by 80% year-over-year, as well as other digital revenue. Audio & Media Services, which is strongly impacted by political spending, grew 17.2% on a reported basis and increased by 3.2% excluding the impact of political revenue.
Direct operating expenses increased 6.6%, driven primarily by incremental costs related to our modernization initiatives, which were incurred mainly in January and February, as well as higher content costs from higher podcasting and digital subscription revenue and higher music license fees and digital royalties. The increase in direct operating expenses was partially offset by lower event production costs as a result of event postponements made in response to the COVID-19 pandemic. Selling, General & Administrative ("SG&A") expenses increased 5.9%, driven by incremental costs incurred in relation to our modernization initiatives announced in February 2020, trade and barter expenses related to the iHeartRadio Podcast Awards, which aired in January of 2020, and higher bad debt expense.
Corporate expenses increased $0.8 million during the quarter ended March 31, 2020 compared to the three months ended March 31, 2019, as a result of costs incurred to support our modernization initiatives, as well as higher share-based compensation, which increased $4.2 million as a result of our new post-emergence equity compensation plan. This increase was partially offset by lower employee expenses, including lower variable incentive compensation expenses, resulting from proactive initiatives taken to mitigate the potential financial impact of COVID-19.
Non-cash goodwill and intangible asset impairment charges of $1,727.9 million drove an Operating loss of $1,730.8 million for the first quarter of 2020, compared to Operating income of $19.1 million in the first quarter of 2019. We applied fresh start accounting upon our emergence from bankruptcy in May 2019, at a point when the macroeconomic environment was significantly different than it is today. This required stating the Company’s assets and liabilities, including intangible assets and goodwill, at estimated fair values at the time of emergence. These non-cash charges reflect impairments to such goodwill and intangible asset book values and are based on the assumptions regarding the potential future adverse effects caused by the COVID-19 pandemic. In addition, depreciation and amortization expense was higher as a result of fresh start accounting applied upon our emergence from bankruptcy in May 2019.

Adjusted EBITDA decreased year-over-year by 10.6% to $140.3 million with a margin of 18.0%. Adjusted EBITDA was negatively impacted by lower revenue caused by the COVID-19 pandemic.
We generated operating cash flow of $91.5 million, down 33.0% year-over-year and Free Cash Flow of $69.9 million, down 38.6% year-over-year. These year-over-year decreases were primarily driven by an increase in cash interest payments of $100.0 million related to the debt issued upon our emergence in May 2019. This compares to the prior year when our cash interest payments were $1.3 million, reflecting the cancellation of interest expense during bankruptcy. The Operating and Free Cash Flow that we generated during the quarter, along with the $350.0 million principal amount drawn down as a precautionary measure under our senior secured asset-based revolving credit facility (the "ABL Facility"), increased our cash balance to $646.8 million at March 31, 2020.

GAAP and Non-GAAP Measures

(In thousands)	Successor Company	Predecessor Company
	Three Months Ended March 31,	Three Months Ended March 31,	%
	2020	2019	Change
Revenue	$780,634	$795,797	(1.9)%
Operating income (loss)	$(1,730,779)	$19,149	nm
Adjusted EBITDA[1]	$140,339	$157,051	(10.6)%
Net loss	$(1,688,736)	$(135,601)	nm
Cash provided by operating activities from continuing operations[2]	$91,540	$136,666	(33.0)%
Free cash flow from continuing operations[1,2]	$69,876	$113,713	(38.6)%

Certain prior period amounts have been reclassified to conform to the 2020 presentation of financial information throughout the press release.
1 See the end of this press release for reconciliations of (i) Adjusted EBITDA to Operating income, (ii) Adjusted EBITDA to net income (loss), (iii) Free Cash Flow from continuing operations to cash provided by operating activities from continuing operations, (iv) revenue, excluding political advertising revenue, to revenue and (v) Net Debt to Total Debt. See also the definitions of Adjusted EBITDA, Free Cash Flow and Adjusted EBITDA margin under the Supplemental Disclosure section in this release.
2 We made cash interest payments from continuing operations of $101.4 million in the three months ended March 31, 2020, compared to $1.3 million in the three months ended March 31, 2019.

Key Initiatives
In January 2020, iHeartMedia announced key modernization initiatives that are designed to take advantage of the significant investments that it has made in new technologies to build an operating infrastructure that provides better quality and newer products and delivers new cost efficiencies. This modernization is a multi-pronged set of strategic initiatives that we believe will position the Company for sustainable long-term growth, margin expansion and value creation for shareholders.

The Company anticipates approximately $50 million of restructuring costs related to achieving our cost savings. Our investments in modernization are expected to deliver annualized run-rate cost savings of approximately $100 million by mid-year 2021, and we expect to achieve approximately 50% of our anticipated run-rate savings in 2020.

In April 2020, the Company announced incremental operating-expense-saving initiatives in response to the currently weak economic environment resulting from the COVID-19 pandemic. These savings are expected to generate an additional $200 million in expected operating cost savings for 2020 driven by:

•Reductions in compensation for senior management and other employees
•Furloughing of certain employees that are non-essential at this time
•Suspension of new employee hiring, travel and entertainment expenses and 401(k) matching program
•Major reduction of consultant fees and other discretionary expenses

The total expected operating expense savings resulting from our modernization initiatives and the operating cost savings initiatives that were developed in response to the impact from the COVID-19 pandemic are expected to total approximately $250 million achieved in 2020.

The Company also expects to see decreased variable sales expense and commissions associated with lower revenue.

In addition, iHeartMedia announced plans to reduce its capital expenditures in 2020 by approximately $80 million from its previously announced guidance of $155 million to $175 million. The Company expects to continue to make key investments in its strategic initiatives related to Smart Audio and Digital, including podcasting.

The Company also expects that certain provisions of The CARES Act will partially offset the negative impact of COVID-19 on its 2020 free cash flow and is estimating a reduction in tax-related cash payments in 2020 of approximately $100 million.

Liquidity and Financial Position
As of March 31, 2020, we had $646.8 million of cash on our balance sheet. For the three months ended March 31, 2020, cash provided by operating activities from continuing operations was $91.5 million, cash used for investing activities by continuing operations was $31.8 million and cash provided by financing activities by continuing operations was $187.3 million.
Capital expenditures related to continuing operations for the three months ended March 31, 2020 were $21.7 million compared to $23.0 million in the three months ended March 31, 2019. Capital expenditures during the three months ended March 31, 2020 consisted primarily of investments in our programmatic platforms and IT software and infrastructure.
On February 3, 2020, iHeartCommunications, Inc. ("iHeartCommunications"), our indirect wholly-owned subsidiary, made a $150.0 million prepayment using cash on hand and entered into an agreement to amend the Term Loan Facility to reduce the interest rate to LIBOR plus a margin of 3.00%, or the Base Rate (as defined in the Credit Agreement) plus a margin of 2.00% and to modify certain covenants contained in the Credit Agreement.
On March 13, 2020, iHeartCommunications borrowed $350.0 million principal amount under our $450.0 million ABL Facility as a precautionary measure to preserve financial flexibility in light of the current uncertainty in the global economy resulting from the COVID-19 pandemic. The proceeds will be available if needed to fund future working capital requirements or other general corporate purposes. Amounts available under the ABL Facility are calculated pursuant to a borrowing base determined by reference to our outstanding accounts receivable. To the extent decreases in our accounts receivable result in the borrowing base decreasing to an amount below the amount drawn, we may be required to make a partial repayment of amounts outstanding under our ABL Facility.
As of March 31, 2020, the Company had approximately $5,306.9 million of net debt. The terms of our debt structure include no material maintenance covenants, and there are no material debt maturities prior to 2023, providing structural resilience in the current uncertain macro-environment.
Our primary sources of liquidity are cash on hand, which consisted of $646.8 million as of March 31, 2020, and cash flow from operations. As of March 31, 2020, we had $350.0 million in borrowings outstanding under the ABL Facility, a facility size of $450.0 million and $47.3 million of outstanding letters of credit, resulting in $52.7 million of availability, such availability being subject to further restrictions contained within the credit agreement governing the ABL Facility.
The Company believes its previously announced modernization initiatives and other cost saving actions - in combination with the Company’s resilient capital structure - will substantially expand the Company’s financial flexibility, provide sufficient liquidity to operate effectively even in an extended period of economic weakness, and position the Company for solid growth when advertising demand returns to normal levels.
Stockholder Rights Plan
On May 6, 2020, the Company announced that its Board of Directors (the “Board”) approved the adoption of a short-term stockholder rights plan (the “Rights Plan”) in order to protect the best interests of all iHeartMedia stockholders during the current period of high equity-market volatility and price disruption. The Rights Plan is similar to rights plans adopted by other publicly traded companies and includes a number of recognized stockholder protections that emphasize its limited focus and duration (under one year).  The Rights Plan may also be terminated, or the rights may be redeemed, by action of the Company prior to the scheduled expiration date under certain circumstances, including if the Board determines that market and other conditions warrant, which the Board intends to monitor.  For additional information, please see the Company’s May 6, 2020 press release regarding the Rights Plan.

Update on FCC Petition for Declaratory Ruling
The Company filed its petition for declaratory ruling (the "PDR") to increase permissible limits of foreign ownership with the Federal Communications Commission (the "FCC") on July 25, 2019 to simplify our capital structure and enhance the liquidity of our Class A common stock by facilitating the conversion of our special warrants. On February 25, 2020, the FCC issued a notice seeking public comment on the PDR, which period closed on March 26, 2020.  The FCC has also referred our PDR to Team Telecom - the interagency federal government group that analyzes requests for national security, law enforcement, and public safety issues.  We cannot predict whether the FCC will issue a ruling granting the PDR, the amount of foreign equity and voting rights any such a ruling will allow us to have, or how long it will take to obtain such a ruling.  Our current equity structure consists of our listed Class A common stock and also Class B common stock and special warrants and was designed at our emergence in May 2019 to comply with the statutory prohibition on broadcast companies having foreign ownership above 25%.

Revenue Streams
The tables below present the comparison of our historical revenue streams (including political revenue) for the periods presented:

(In thousands)	Successor Company	Predecessor Company
	Three Months Ended March 31,	Three Months Ended March 31,	%
	2020	2019	Change
Broadcast Radio[1]	$461,660	$487,232	(5.2)%
Digital	92,776	75,949	22.2%
Networks	134,577	138,199	(2.6)%
Sponsorship and Events	29,348	39,713	(26.1)%
Audio and Media Services[1]	60,227	51,392	17.2%
Other	4,024	5,123	(21.5)%
Eliminations	(1,978)	(1,811)
Revenue, total[1]	$780,634	$795,797	(1.9)%

1Excluding the impact of the increase in political revenue, Revenue from Broadcast Radio, from Audio and Media Services and in Total decreased by 8.3%, increased by 3.2% and decreased by 4.8%, respectively. See the end of this press release for a reconciliation of revenue, excluding political advertising revenue, to revenue.

Conference Call
iHeartMedia, Inc. will host a conference call to discuss results on May 7, 2020, at 4:30 p.m. Eastern Time. The conference call number is (866) 324-3683 (U.S. callers) and (509) 844-0959 (International callers) and the passcode for both is 4998294. A live audio webcast of the conference call will also be available on the Investors homepage of iHeartMedia's website investor.iheartmedia.com. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are (855) 859-2056 (U.S. callers) and (404) 537-3406 (International callers) and the passcode for both is 4998294. An archive of the webcast will be available beginning 24 hours after the call for a period of thirty days.

About iHeartMedia, Inc.
iHeartMedia, Inc. (Nasdaq: IHRT) is the number one audio company in America based on consumer reach. The Company's leadership position in audio extends across multiple platforms, including through more than 850 live broadcast stations in over 160 markets nationwide; through its iHeartRadio service, which is available across more than 250 platforms and 2,000 devices including smart speakers, smartphones, TVs and gaming consoles; through its influencers; social; live events; podcasting; and other digital products and newsletters. The company uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners, and uses its proprietary SmartAudio data and analytics to provide unique advertising products across all its platforms. More information is available at investor.iheartmedia.com.

For further information, please contact:
Media
Wendy Goldberg
Chief Communications Officer
(212) 377-1105
Investors
Kareem Chin
Senior Vice President and Head of Investor Relations
(212) 377-1336

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors which may cause the actual results, performance or achievements of iHeartMedia, Inc. and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about the anticipated impact of COVID-19 pandemic on our business, financial position and results of operations, our Rights Plan, our expected costs, savings and timing of our modernization initiatives and other capital and operating expense reduction initiatives, our business plans, strategies and initiatives, our expectations about certain markets, our expectations regarding our FCC petition for declaratory ruling and our anticipated financial performance and liquidity, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other important factors, some of which are beyond our control and are difficult to predict. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: weak or uncertain global economic conditions; increased competition; dependence upon the performance of on-air talent, program hosts and management; fluctuations in operating costs; technological changes and innovations; shifts in population and other demographics; impact of our substantial indebtedness; impact of future acquisitions, dispositions and other strategic transactions; legislative or regulatory requirements; impact of legislation or ongoing litigation on music licensing and royalties; regulations and concerns regarding privacy and data protection; risk associated with our emergence from the Chapter 11 Cases; risks related to our Class A common stock, including our outstanding special warrants; and regulations impacting our business and the ownership of our securities. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof. Additional risks that could cause future results to differ from those expressed by any forward-looking statement are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of iHeartMedia, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

APPENDIX

TABLE 1 - Comparison of operating performance

(In thousands)	Successor Company	Predecessor Company
	Three Months Ended March 31,	Three Months Ended March 31,	%
	2020	2019	Change
Revenue	$780,634	$795,797	(1.9)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	301,632	282,874	6.6%
Selling, general and administrative expenses (excludes depreciation and amortization)	344,141	324,934	5.9%
Corporate expenses (excludes depreciation and amortization)	39,949	39,141	2.1%
Depreciation and amortization	96,768	38,290
Impairment charges	1,727,857	91,382
Other operating expense, net	(1,066)	(27)
Operating income (loss)	$(1,730,779)	$19,149	nm
Depreciation and amortization	96,768	38,290
Impairment charges	1,727,857	91,382
Other operating expense, net	1,066	27
Share-based compensation expense	4,625	392
Restructuring and reorganization expenses	40,802	7,811
Adjusted EBITDA[1]	$140,339	$157,051	(10.6)%

Certain prior period amounts have been reclassified to conform to the 2020 presentation of financial information throughout the press release.

[1]
See the end of this press release for reconciliations of (i) Adjusted EBITDA to Operating income, (ii) Adjusted EBITDA to net income (loss), (iii) Free Cash Flow from continuing operations to cash provided by operating activities from continuing operations, (iv) revenue, excluding political advertising revenue, to revenue and (v) Net Debt to Total Debt. See also the definition of Adjusted EBITDA, Free Cash Flow, Adjusted EBITDA margin and Net Debt under the Supplemental Disclosure section in this release.

TABLE 2 - Statements of Operations

(In thousands)	Successor Company	Predecessor Company
	Three Months Ended March 31,	Three Months Ended March 31,
	2020	2019
Revenue	$780,634	$795,797
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	301,632	282,874
Selling, general and administrative expenses (excludes depreciation and amortization)	344,141	324,934
Corporate expenses (excludes depreciation and amortization)	39,949	39,141
Depreciation and amortization	96,768	38,290
Impairment charges	1,727,857	91,382
Other operating expense, net	(1,066)	(27)
Operating income (loss)	(1,730,779)	19,149
Interest expense (income), net	90,089	(99)
Loss on investments, net	(9,955)	(10,237)
Equity in loss of nonconsolidated affiliates	(564)	(7)
Other expense, net	(7,860)	(127)
Reorganization items, net	—	(36,118)
Loss from continuing operations before income taxes	(1,839,247)	(27,241)
Income tax benefit	150,511	61,194
Income (loss) from continuing operations	(1,688,736)	33,953
Loss from discontinued operations, net of tax	—	(169,554)
Net loss	(1,688,736)	(135,601)
Less amount attributable to noncontrolling interest	—	(21,218)
Net loss attributable to the Company	$(1,688,736)	$(114,383)

TABLE 3 - Selected Balance Sheet Information
Selected balance sheet information for March 31, 2020 and December 31, 2019:

	Successor Company
(In millions)	March 31, 2020	December 31, 2019
Cash	$646.8	$400.3
Total Current Assets	1,525.0	1,416.3
Net Property, Plant and Equipment	836.4	846.9
Total Assets	9,312.1	11,021.1
Current Liabilities (excluding current portion of long-term debt)	615.9	658.5
Long-term Debt (including current portion of long-term debt)	5,953.6	5,765.4
Shareholders’ Equity	1,259.3	2,945.4

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following tables set forth the Company’s Adjusted EBITDA for the three months ended March 31, 2020 and 2019. Adjusted EBITDA is defined as consolidated Operating income (loss) adjusted to exclude restructuring and reorganization expenses included within Direct operating expenses, SG&A expenses, Corporate expenses and share-based compensation expenses included within Corporate expenses, as well as the following line items presented in our Statements of Operations: Depreciation and amortization, Impairment charges and Other operating income (expense), net. Alternatively, Adjusted EBITDA is calculated as Net income (loss), adjusted to exclude (Income) loss from discontinued operations, net of tax, Income tax (benefit) expense, Interest expense, Depreciation and amortization, Reorganization items, net, Loss on investments, net, Other (income) expense, net, Equity in earnings (loss) of nonconsolidated affiliates, net, Impairment charges, Other operating (income) expense, net, Share-based compensation, restructuring and reorganization expenses. Restructuring expenses primarily include severance expenses incurred in connection with cost saving initiatives, as well as certain expenses, which, in the view of management, are outside the ordinary course of business or otherwise not representative of the Company's operations during a normal business cycle. Reorganization expenses primarily include the amortization of retention bonus amounts paid or payable to certain members of management directly as a result of the Reorganization.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.
The Company uses Adjusted EBITDA and Adjusted EBITDA margin, among other measures, to evaluate the Company’s operating performance. Adjusted EBITDA is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets.
The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. The Company believes it helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.
Since Adjusted EBITDA is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.
We define Free cash flow from (used for) continuing operations ("Free Cash Flow") as Cash provided by (used for) operating activities from continuing operations less capital expenditures, which is disclosed as Purchases of property, plant and equipment by continuing operations in the Company's Consolidated Statements of Cash Flows. We use Free Cash Flow, among other measures, to evaluate the Company’s liquidity and its ability to generate cash flow. We believe that Free Cash Flow is meaningful to investors because it provides them with a view of the Company's liquidity after deducting capital expenditures, which are considered to be a necessary component of ongoing operations. In addition, we believe that Free Cash Flow helps improve investors' ability to compare our liquidity with that of other companies. Since Free Cash Flow is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Cash provided by operating activities and may not be comparable to similarly titled measures employed by other companies. Free Cash Flow is not necessarily a measure of our ability to fund our cash needs.
The Company presents revenue, excluding the effects of political revenue. Due to the cyclical nature of the electoral system and the seasonality of the related political revenue, management believes presenting revenue, excluding the effects of political revenue, provides additional information to investors about the Company’s revenue growth from period to period.
We define Net debt as Total debt less Cash and cash equivalents. We define the Net debt to Adjusted EBITDA ratio as Net debt divided by Adjusted EBITDA. The Company uses the Net debt to Adjusted EBITDA ratio to evaluate the Company's leverage. We believe this measure is an important indicator of the Company's ability to service its long-term debt obligations.
Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance or liquidity.
As required by the SEC rules, the Company provides reconciliations below to the most directly comparable measures reported under GAAP, including (i) Adjusted EBITDA to Operating income, (ii) Adjusted EBITDA to net income (loss), (iii) Free Cash Flow from continuing operations to cash provided by operating activities from continuing operations, (iv) revenue, excluding political advertising revenue, to revenue and (v) Net Debt to Total Debt.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(In thousands)	Successor Company	Predecessor Company
	Three Months Ended March 31,	Three Months Ended March 31,	%
	2020	2019	Change
Operating income (loss)	$(1,730,779)	$19,149	nm
Depreciation and amortization	96,768	38,290
Impairment charges	1,727,857	91,382
Other operating expense, net	1,066	27
Share-based compensation expense	4,625	392
Restructuring and reorganization expenses	40,802	7,811
Adjusted EBITDA	$140,339	$157,051	(10.6)%

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(In thousands)	Successor Company	Predecessor Company
	Three Months Ended March 31,	Three Months Ended March 31,
	2020	2019
Net loss	$(1,688,736)	$(135,601)
Loss from discontinued operations, net of tax	—	169,554
Income tax benefit	(150,511)	(61,194)
Interest expense (income), net	90,089	(99)
Depreciation and amortization	96,768	38,290
EBITDA	$(1,652,390)	$10,950
Reorganization items, net	—	36,118
Loss on investments, net	9,955	10,237
Other expense, net	7,860	127
Equity in loss of nonconsolidated affiliates	564	7
Impairment charges	1,727,857	91,382
Other operating expense, net	1,066	27
Share-based compensation expense	4,625	392
Restructuring and reorganization expenses	40,802	7,811
Adjusted EBITDA	$140,339	$157,051

Reconciliation of Cash provided by operating activities from continuing operations to Free cash flow from continuing operations

(In thousands)	Successor Company	Predecessor Company
	Three Months Ended March 31,	Three Months Ended March 31,
	2020	2019
Cash provided by operating activities from continuing operations	$91,540	$136,666
Purchases of property, plant and equipment by continuing operations	(21,664)	(22,953)
Free cash flow from continuing operations	$69,876	$113,713

Reconciliation of Revenue, excluding Political Advertising Revenue, to Revenue

(In thousands)	Successor Company	Predecessor Company
	Three Months Ended March 31,	Three Months Ended March 31,	% Change
	2020	2019
Consolidated revenue	$780,634	$795,797	(1.9)%
Excluding: Political revenue	(25,805)	(3,081)
Consolidated revenue, excluding effects of political revenue	$754,829	$792,716	(4.8)%

Audio revenue	$722,385	$746,216	(3.2)%
Excluding: Political revenue	(18,159)	(2,620)
Audio revenue, excluding effects of political revenue	$704,226	$743,596	(5.3)%

Audio & media services revenue	$60,227	$51,392	17.2%
Excluding: Political revenue	(7,646)	(461)
Audio & media services revenue, excluding effects of political revenue	$52,581	$50,931	3.2%

Reconciliation of Total Debt to Net Debt

(In thousands)	Successor Company
March 31,
2020
Current portion of long-term debt	$29,969
Long-term debt	5,923,666
Total debt	$5,953,635
Less: Cash and cash equivalents	646,774
Net debt	$5,306,861